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                                                                    Exhibit 10.9

                                    CONTRACT

                                                     (Yue-Ke-Ji-Di No. 2000-011)

FIRST PARTY: GUANGDONG ZHUHAI HIGH TECHNOLOGY RESULTS INDUSTRIALIZATION
             DEMONSTRATION BASE COMPANY, LTD.

SECOND PARTY: ZHUHAI OPLINK COMMUNICATIONS COMPANY, LTD.

     First and Second Parties hereby conclude this contract in accordance with the PEOPLE'S REPUBLIC OF CHINA CONTRACTS ACT and relevant laws, having reached consensus through bilateral negotiations.

                             CHAPTER 1 BUILDING USE

     Article 1: First Party shall provide property located within the Zhuhai High Technology Results Industrialization Demonstration Base for compensated use by Second Party:

     1. First Party's fourth floor offices in its general office building totaling 245 square meters (calculated after apportioning public use area) shall be provided to Second Party for its office. First Party shall charge Second Party rent of 5 YUAN per square meter per month, and shall collect service fees of 15 YUAN per square meter per month. The term of the contract shall be 5 years (beginning from APRIL 1, 2000 and ending on MARCH 30, 2005).

     2. First Party shall provide 40 rooms in its single occupancy apartment dormitory building number 1 to Second Party for the residence of Second Party's employees. The building area of each apartment is 42.5 square meters. First Party shall charge Second Party rent of 200 YUAN per room per month, and shall collect service fees of 200 YUAN per room per month. The term of the contract shall be 5 years (beginning from APRIL 1, 2000 and ending on MARCH 30, 2005). (Rent and service fees for single occupancy apartments shall be calculated based on actual time and number of units used).

     3. First Party shall provide the 5TH AND 6TH floors of First Party's standard industrial factory building number 1 (each floor having a building area of 1440 square meters) totaling 2880 square meters to Second Party, to use as its production operation site. First Party shall charge Second Party rent of 3 YUAN per square meter per month, and shall collect service fees of 7 YUAN per square meter per month. The term of the contract shall be 5 years (beginning from APRIL 1, 2000 and ending on MARCH 30, 2005).

     4. First Party shall provide the 3RD, 4TH, 5TH, AND 6TH floors of First Party's standard industrial factory building number 2 (each floor having a building area of 1870.72 square meters) totaling 7583.28 square meters to Second Party to use as its production and operation site. First Party shall charge Second Party rent of 3 YUAN per square meter per month, and shall collect service fees of 7 YUAN per square meter per month. The term of the contract shall be 5 years (beginning on JUNE 1, 2000 and ending on MAY 30, 2005).

     5. As regards the quantity rented, the term and the price and payment method with respect to the new dormitory building, see Supplementary Contract
(I).

     6. As regards matters relating to the power transformer and distribution facilities to be self-built by Second Party, see Supplementary Contract (II).

     Article 2: Second Party must prepay factory building rent and service fees (including the factory building, the apartments and the office building) for the first quarter (3 months) within three weeks after the contract is executed. Thereafter, Second Party must pay First Party rent and service fees by the 15th day of the first month of each quarter.

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     Article 3: Beginning from the second year (i.e., beginning from June 1,
2001), the rent and service fees for the office building shall be adjusted upward 10% each year based on the amount for the prior year. Rent and service fees for the factory buildings shall be 11 YUAN per square meter in the second year, and 12 YUAN per square meter from the third year until the contract term expires. The rent and service fees for the single occupancy apartments or the dormitory building shall be adjusted upward by 10% each year until the total reaches 500 YUAN per unit, after which no further upward adjustments shall be made.

     Article 4: Personnel residing in single occupancy apartments must observe the "Dormitory Building Management Regulations."

     Article 5: During the period in which Second Party uses First Party's factory buildings, repair and maintenance of the buildings and utility and fire prevention equipment shall be the responsibility of Second Party. If damaged, Second Party shall be responsible for repairing them. If Second Party needs to remodel the buildings, Second Party must not damage the building structures. At the same time, the consent of First Party must be obtained prior to commencing such remodeling. Upon expiration of the lease term, Second Party must comply with First Party's demands to restore the buildings to their original appearance or maintain them in their current state (with the consent of First Party).

     Article 6: After this contract has been signed for a full three years, with the consent of First Party, the property leased to Second Party may be subleased by Second Party to a third party, in which case Second Party shall collect rent and management fees from the third party; however, this shall not affect any terms of the contractual agreements in execution for the five-year term by First and Second Parties.

     Article 7: Breach of contract liability shall be handled in accordance with the provisions of the PEOPLE'S REPUBLIC OF CHINA CONTRACTS ACT and the relevant laws.

         CHAPTER 2 WATER AND POWER EXPENSES AND PROPERTY MANAGEMENT FEES

     Article 8: Second Party must report in advance to First Party the quantities of water and electricity needed by Second Party for production, research and development and residential use. First Party shall provide basic water and electricity use amounts (25 KW electrical capacity on each floor of the factory building, and water supply using the existing pipe diameter). For portions used in excess of this by Second Party, Second Party shall bear the expenses necessary to increase capacity within the factory building. During the term of the contract, expenses for water and electricity used by Second Party and Second Party's portion of water and electricity used jointly with other users shall be borne by Second Party.

     Article 9: Second Party must pay industrial park property management fees. Demonstration Base industrial park management fee amounts are provisionally set at 1.5 YUAN per square meter per month, calculated based on the building and land area within the industrial park actually used by Second Party, in accordance with the area property management fee standards published by the municipal government. Fee standards for management fees may be suitably adjusted in accordance with the related regulations of the local government.

     Article 10: Upon execution of the contract by the two parties, Second Party shall prepay to First Party a deposit of 50000 YUAN for water and electricity (after First Party has built its own power distribution facility, a deposit of only 10000 YUAN for water will be necessary). Thereafter, water, electricity and base management fees shall be deducted monthly therefrom. If Second Party fails to pay rent, water, electricity and base management fees for three months, First Party has the right to stop electricity and water supply, and to recover the buildings and other property leased to Second Party, and has the right to demand payment of all owed expenses. Water, electricity and base property management fees shall be paid by the fifteenth day of each month.

                            CHAPTER 3 SAFE PRODUCTION

     Article 11: During the period of use by Second Party, Second Party must observe safe production laws and regulations, must have a person responsible for safe production and a designated person in charge of fire prevention, to be fully responsible for fire prevention and other production safety within the buildings used.

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     Article 12: In the event that Second Party engages in remodeling of factory buildings or offices, Second Party must undertake remodeling design in strict compliance with the related regulations and requirements of the Zhuhai municipal public security and fire prevention departments. Construction may only begin upon review and approval by First Party of Second Party's factory building remodeling design plan. Prior to construction, Second Party or the remodeling company must pay a deposit of ten thousand YUAN to First Party. The deposit may only be returned when the remodeling company has completed construction work without damage to the environment surrounding the remodeling site, and has cleaned up waste and debris. Upon completion of construction, Second Party must submit a copy of the remodeling plans (design plans including complete remodeling drawings, etc.) to First Party for its records.

     Article 13: First and Second Parties shall cooperate amicably to impel the continuous perfection of safe production management. First Party has the right to conduct safety inspections of the offices used by Second Party, and to submit recommendations for improvement to Second Party.

                       CHAPTER 4 ENVIRONMENTAL PROTECTION

     Article 14: First and Second Parties shall exert all efforts to protect the environment. Second Party must observe national environmental protection policies. "Three Wastes" and noise occurring in Second Party's production process must meet emission standards stipulated by the state. Industrial waste shall be shipped out of the Base by Second Party, and processed in accordance with the related Zhuhai municipal government regulations.

     Article 15: All personnel entering the base shall observe the "Base Environmental Sanitation Regulations," and shall strive to protect the beautiful environment of the base.

                          CHAPTER 5 STATISTICAL REPORTS

     Article 16: Second Party must provide First Party with accurate statistical information such as statistical reports, and so forth, in accordance with national regulations and on schedule according to law, whereupon First Party shall summarize reports and jointly submit them to the departments concerned at the next higher level.

                                 CHAPTER 6 OTHER

     Article 17: All personnel entering the base must observe all national and local laws and regulations and observe the related regulations of the Base.

     Article 18: In the event of disputes, First and Second Parties shall resolve such disputes through negotiations based on the principle of friendly cooperation. In the event that negotiations are unsuccessful, application for arbitration may be made to the Zhuhai Arbitration Commission, or suit may be filed with the People's Court.

     Article 19: Within 90 days prior to the expiration of the lease term, if the two parties wish to extend the term of use of this agreement, a new contract shall be negotiated and executed.

     Article 20: With respect to matters not covered in this agreement, all shall be handled in accordance with the related provisions of the PEOPLE'S REPUBLIC OF CHINA CONTRACTS ACT, and, after joint negotiations of the two parties, supplementary provisions shall be produced. Supplementary provisions shall have equal legal effect with the contract.

     Article 21: Upon signing of this agreement, the project implementation contracts dated November 17, 1999 and March 20, 1999, signed by Xiao Jian and Tang Zibai, representatives of First and Second Parties, shall become null and void.

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     Article 22: There are two identical copies of this agreement, one copy to be held by each of First and Second Parties, with equal legal effect.

First Party Representative (seal):                   Second Party Representative (seal):

/s/ illegible                                        /s/ illegible
[corporate seal:]                                    [corporate seal:]
GUANGDONG ZHUHAI HIGH TECHNOLOGY RESULTS             ZHUHAI GUANGLIAN
INDUSTRIALIZATION DEMONSTRATION BASE COMPANY, LTD    TELECOMMUNICATIONS TECHNOLOGY COMPANY, LTD.

                            SIGNED ON: MARCH 28, 2000